Exhibit 99.1
DELL TO ACQUIRE COMPELLENT
•	Fast-growing Compellent Technologies, Inc. provides an intelligent, powerful and easy to use virtualized storage platform

•	Compellent’s channel focus will further extend Dell’s PartnerDirect relationships, offering new set of storage products to all members

•	Transaction expected to be accretive to Dell non-GAAP earnings in its Fiscal Year 2012
ROUND ROCK, Texas, EDEN PRAIRIE, Minn., Dec. 13, 2010 — Dell (NASDAQ: Dell) and Compellent Technologies, Inc. (NYSE: CML) today announced they have entered into a definitive agreement for Dell to acquire Compellent, a rapidly growing provider of highly-virtualized storage solutions with automated data management features, including tiering and thin provisioning, for enterprise and cloud-computing environments. The acquisition is the latest strategic investment by Dell as it expands its portfolio of enterprise-class storage solutions and is consistent with Dell’s strategy to help customers better manage data growth, reduce storage costs and dramatically simplify the management of IT infrastructure.
The acquisition of Compellent will deliver on Dell’s commitment to provide its customers solutions that are open, capable and affordable. Dell delivers an open and integrated approach to data management that drives efficiency and dramatically reduces costs by streamlining operations.
Upon closing the transaction, Dell will quickly make Compellent an integral part of its industry-leading storage portfolio, including PowerVault, EqualLogic and Dell/EMC. Compellent expands Dell’s award-winning storage solutions, which now offers customers innovative systems and choice at every storage tier, from direct-attach to highly-virtualized SANs.
Dell also plans to keep Compellent’s existing operations in Eden Prairie, Minn., and will invest in engineering, support, operations and sales capability to grow this business.
Compellent sells its solutions through an extensive network of channel partners. Dell plans to maintain and enhance the strong channel program that Compellent has developed. Dell also signed a reseller agreement with Compellent that extends the storage portfolio it can offer its worldwide customer base, effective immediately.
Quotes
“Compellent is a natural complement to Dell’s expanding enterprise storage portfolio. The Compellent storage platform will enable Dell to provide customers additional mid- and high-end network storage solutions that simplify and reduce the cost of data management,” said Brad Anderson, senior vice president, Enterprise Product Group. “Compellent’s design focus on intelligently managing data to increase efficiency, agility and resiliency is consistent with Dell’s approach of building solutions that can quickly scale to meet the most demanding enterprise environment.”

“We are excited about our merger with Dell. This is the next logical step in our goal to scale our products, channel and team worldwide,” said Phil Soran, President, CEO and Chairman of Compellent. “With Dell’s scale and technology leadership, we accelerate the adoption of our virtualized platform, Fluid Data, to redefine the value of enterprise storage for data centers and cloud computing.”
Terms and Closing
Under terms of the agreement, approved by the boards of directors of both companies, Dell will pay $27.75 per share in cash for each share of Compellent for a total equity value of approximately $960 million, and aggregate purchase price of approximately $820 million, net of Compellent’s cash. The transaction, which is subject to approval by Compellent’s shareholders and customary closing conditions, is expected to close in early 2011.
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About Dell
Dell Inc. (NASDAQ: DELL) listens to customers and delivers worldwide innovative technology, business solutions and services they trust and value. For more information, visit www.dell.com.
About Compellent
Compellent Technologies (NYSE: CML) provides Fluid Data storage solutions that automate the movement and management of data at a granular level, enabling organizations to constantly adapt to change, slash costs and secure information against downtime and disaster. This patented, built-in storage intelligence delivers significant efficiency, scalability and flexibility. With an all-channel sales network in 35 countries, Compellent is one of the fastest growing enterprise storage companies in the world. For more information and news, visit www.compellent.com and www.Compellent.com/news.
Dell is a trademark of Dell Inc. Dell disclaims any proprietary interest in the marks and names of others.
Contact Information
Media Contacts: (512) 728-4100

David Frink	Dell Inc.	(512) 728-2678	david_frink@dell.com
David Graves	Dell Inc.	(512) 723-5858	david_graves@dell.com
Liem Nguyen	Compellent Technologies	(512) 970-9711	lnguyen@compellent.com
Investor Relations Contacts:

Robert Williams	Dell Inc.	(512) 728-7570	robert_williams@dell.com
Shep Dunlap	Dell Inc.	(512) 723-0341	shep_dunlap@dell.com
Jack Judd	Compellent Technologies	(952) 294-3300
Important Additional Information
In connection with the proposed transaction, Compellent will file a proxy statement with the SEC. Additionally, Compellent and Dell will file other relevant materials in connection with the proposed acquisition of Compellent by Dell pursuant to the terms of the merger agreement. INVESTORS AND STOCKHOLDERS OF COMPELLENT ARE ADVISED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES THERETO.

Investors and stockholders may obtain free copies of the proxy statement and other documents filed by the parties (when available), at the SEC’s Web site at www.sec.gov or at Compellent’s Web site at www.compellent.com/investors. The proxy statement and such other documents may also be obtained, when available, for free from Compellent by directing such request to Investor Relations, 7625 Smetana Lane, Eden Prairie, MN 55344-3712, telephone: (952) 294-3300.
Compellent, Dell and their respective directors, executive officers and other members of management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies from Compellent’s stockholders in connection with the proposed transaction. Further, such persons may have direct or indirect interests in the Merger due to, among other things, securities holdings, pre-existing or future indemnification arrangements, vesting of equity awards, or rights to severance payments in connection with the Merger. Information concerning the interests of these persons will be set forth in the proxy statement relating to the transaction when it becomes available.
Statements in this press release that relate to future results and events are forward-looking statements made within the meaning of Section 21E of the Securities Exchange Act of 1934 based on Dell and Compellent’s current expectations regarding the merger transaction. Actual results and events in future periods may differ materially from those expressed or implied by these forward-looking statements because of a number of risks, uncertainties and other factors. There can be no assurances that a transaction will be consummated. Other risks, uncertainties and assumptions include the possibility that expected benefits may not materialize as expected; that the transaction may not be timely completed, if at all; that, prior to the completion of the transaction, if at all, Compellent’s business may experience significant disruptions due to transaction-related uncertainty or other factors that the parties are unable to successfully implement integration strategies; and other risks that are described in Dell’s Annual Report on Form 10-K for the fiscal year ended January 29, 2010 and in its subsequently filed SEC reports and Compellent’s Annual Report on Form 10-K for the year ended December 31, 2009 and in its subsequently filed SEC reports. Neither Dell nor Compellent undertakes any obligation to update these forward-looking statements except to the extent otherwise required by law.

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